Exhibit 10.2

SUPPLY AND TOLL AGREEMENT

THIS SUPPLY AND TOLL AGREEMENT made this 28th day of April, 2010 (the "Commencement Date")

BETWEEN:

CANTERBURY COFFEE CORPORATION, a corporation incorporated under the laws of British Columbia, having its principal office at 13840 Mayfield Place, Richmond, British Columbia, V6V2E4

("Canterbury")

AND:

JAMMIN JAVA CORP. a company incorporated in the state of Nevada, having its principal office located at 357 South Fairfax, Suite 321, Los Angeles, California 90036, USA

("Jammin Java")

WHEREAS, Jammin Java desires that Canterbury produce for Jammin Java the products ("Products") set forth in Schedule A; and

WHEREAS the parties have agreed to the implementation of a Direct and a Broad Distribution Arrangement, (collectively referred to as "Distribution Arrangements") as defined below;

NOW, THEREFORE, in consideration of the mutual premises and promises contained herein and with the intent to be legally bound hereby, the parties hereto agree as follows:

1   DEFINITIONS

"Direct Distribution Arrangement" shall refer to such arrangement whereby Canterbury shall produce the Products according to the terms and conditions as contained herein, shall ship such orders to the location as specified by Jammin Java, and shall invoice Jammin Java for the shipped goods at the prices as shown in Schedule A, applicable freight, customs, duties and any other fees. Jammin Java shall be responsible for all warehouse, distribution and administrative costs associated with such orders.

"Broad Distribution Arrangement" shall refer to such arrangement whereby all Products produced in accordance with the terms and conditions herein shall be held in inventory by Canterbury and Canterbury shall have responsibility for all warehousing, distribution within Canada and administrative costs, including management of Accounts Receivable. All freight risk of loss on Product shall be borne by Canterbury under this arrangement.

2   TERM

The term of the Agreement ("Term") shall commence on the date of execution of this Agreement. The Agreement shall continue for a term of one (1) year unless terminated by either party on sixty (60) days written notice.

3   SPECIFICATIONS

2.1
Canterbury shall perform such services as may be required to produce and package the Products detailed in Schedule A in accordance with Canterbury's product specifications in adherence to applicable laws and regulations and in conformance with Good Manufacturing Practices prevailing in the industry.

2.2
Except as otherwise provided, Canterbury shall have full responsibility for the procurement and payment of all new materials, ingredients, generic packaging bags, continuous roll stock film and corrugated packaging and other supplies necessary to produce the Products unless and until such time as Jammin Java notify Canterbury in writing that they wish to develop and supply to Canterbury private label coffee packaging bags and private label continuous roll stock film, the costs for which Jatnmin Java will bear full responsibility.

a) Canterbury shall order and maintain sufficient supplies so as to meet the normal production requirements of Jammin Java in a cost effective manner, but not to exceed three (3) month's supply.

2.3	Jammin Java is responsible for purchasing from Canterbury all packed finished goods on-hand as a result of the following:

a)  Jammin Java elects to terminate the contract for any reason;

b)  Jammin Java elects to redesign the packaging and introduce the change prior to utilizing all stocks on hand;

c) Jammin Java elects to discontinue a product(s);

d) Jammin Java ceases to carry on business for any reason;

e)  Sales volumes fall below a single roast batch, as described in Schedule A, per calendar quarter.

2.4
Where Canterbury agrees to secure coffee in future periods on behalf of Jammin Java, Jammin Java agrees to enter into a supply agreement specific to the transaction. Jammin Java agrees that it will be responsible for any financial penalty incurred by Canterbury should the contract not be honoured by fammin Java.

3   PRICING

Jammin Java will pay the prices set forth in Schedule A for each of the Products produced. Canterbury may revise prices upon thirty (30) days written notice for changes in the costs of manufacturing and materials of the product. Terms of payment are Net 30 days. The currency of this Agreement is in Canadian dollars.

4   ORDERING AND DELIVERY

Minimum order quantities and frequency of orders, along with warehousing and delivery specifications, form an integral part of this Agreement and are specified in Schedule A.

5   MARKETING AND SELLING

5.1
Jammin Java will be totally responsible for carrying out sales and marketing and determining the selling price of the Products ("Sell Price"), as well as for all grocery listing allowances including, but not limited to, advertising allowances, marketing allowances, and volume rebates.

5.2	Jammin Java will provide promotional materials, brochures, point of sale displays and other marketing materials, to facilitate the marketing and sale of the Products.

5.3	The cost of product giveaways or free samples will be borne by Jammin Java.

5.4
Canterbury shall, upon request, assist Jammin Java on all advertising, sales promotion, and public relations campaigns to be conducted, including providing Jammin Java with documentation of previous promotional campaigns conducted, and shall provide necessary technical information and assistance. Jammin Java will fully reimburse Canterbury for expenses incurred in the provision of assistance.

5.5
Costs and expenses related to returns, allowances and salvage costs will be borne by Jammin Java. The parties understand and agree that returns, allowances and salvage costs are future costs normally deducted by customers long after the sales and the collection of accounts receivable have been completed.

6   NET PROCEEDS TO IAMMIN IAVA

6.1
Canterbury will pay Jammin Java the difference between the total cost for the Products under the Broad Distribution Arrangement, as shown in Column 2 of Schedule A, and the Sell Price, as net proceeds ("Net Proceeds"]. Canterbury will submit payment of Net Proceeds on the 15th of the month following receipt of monies from clients for product sold. Unless otherwise agreed to by the parties in writing, the Net Proceeds will remain fixed for one year from the date of this Agreement, and will be negotiated in good faith by the parties on an annual basis for subsequent years.

6.2	Canterbury reserves the right to offset monies owed by Janimin Java to Canterbury against the Net Proceeds owed by Canterbury to Jammin Java.

6.3	Loss from bad debts or uncollectible accounts will be borne by Jammin Java. Canterbury will provide to Jammin Java a monthly report of unpaid accounts receivable balances on Jammin Java customers.

7   SALES VOLUME REBATE

The parties shall negotiate a sales volume rebate at the end of six (6) months from the date of this Agreement, based on existing sales during the period.

8   INSURANCE

The Parties shall obtain and maintain in full force throughout the term of this Agreement insurance coverage for its operations consisting of Commercial General Liability Insurance including Products Liability Insurance in the amount of not less than Two Million Canadian dollars (CAD$2,000,000) per occurrence, $2,000,000 Products Liability Aggregate, for the first 50,000 Ibs per annum of manufacturing volume to be increased by One Million Canadian dollar (CAD$1,000,000) increments for every 50,000 Ibs per annum in additional manufacturing volume or a fraction thereof. The parties agree that the maximum coverage will be set at Five Million Canadian dollars (CAD$5,000,000) per occurrence, $5,000,000 Products Liability Aggregate. The parties agree to add the other as Additional Insured on their Comprehensive General Liability policy and to provide thirty (30) days written notice of cancellation or material change to the policy. Upon request, a Party shall provide the requesting Party with a certificate of insurance from its insurer or insurance broker, evidencing that insurance coverage as described herein is in effect.

Jammin Java shall be responsible for obtaining and maintaining, for the duration of this Agreement, insurance coverage for the full value of all Jammin Java-owned materials and goods held in inventory at Canterbury's facilities.

9   TRADEMARKS

9.1
Jammin Java represents that it has the right to use the trademarks as shown in Schedule C ("Trademarks") and to permit the use of the Trademarks by Canterbury for the purpose of executing its obligations under this Agreement.

9.2
In the event that Canterbury learns of any infringement or unauthorized use of any of the Trademarks, it shall promptly notify Jammin Java, Jammin Java has the right to transmit notices of infringement to or bring infringement actions against infringing parties. If requested to do so, Canterbury shall cooperate with and assist Jammin Java in any such action, including joining the action as a party if necessary, at Janimin Java's expense. Any award, or portion of an award, recovered by Jammin Java in any such action or proceeding commenced by Jammin Java shall belong solely to Jammin Java after recovery by both parties of their respective actual out-of-pocket costs.

9.3
If Jammin Java determines not to bring any such action, Canterbury may then bring such action in its own name at its own expense provided it obtains the consent of Jammin Java, which consent shall not be unreasonably withheld. If requested to do so, Jammin Java shall cooperate with Canterbury in any such action, including joining the action as a party if necessary, at Canterbury's expense. Any award, or portion of an award, recovered by Canterbury in any such action or proceeding commenced by Canterbury shall belong solely to Canterbury after recovery by both parties of their respective actual out-of- pocket costs.

9.4
In the event that a third party institutes an infringement action against Canterbury for its use of the Trademarks as provided in this Agreement, Canterbury shall promptly notify Jammin Java of any such suit in writing, Jaminin Java shall defend, at its own expense, any such action, and Canterbury shall cooperate in such defense as reasonably requested by Jammin Java, at Jammin Java's expense, Jammin Java shall pay all judgments and settlements resulting from such suits. Any award received by Jammin Java in such an action shall belong solely to Jammin Java,

9.5
Jammin Java and Canterbury shall keep one another informed of the status of, and their respective activities regarding, any litigation concerning the Trademarks. Canterbury may not enter into a settlement or consent judgment involving the Trademarks, however, unless it obtains Jammin Java's prior written consent.

10   MISCELLANEOUS

10.1
The relationship Canterbury holds to Jammin Java is that of an independent contractor. This Agreement is not intended to create and shall not be construed as creating between Jammin Java and Canterbury the relationship of principal and agent, joint venture, partners, or similar relationship. Neither party shall be liable to any third party in any way for any engagement, obligation, commitment, contract, or transaction except as expressly provided for in writing.

10.2
Performance of any obligation under this Agreement maybe suspended by either party without liability to the extent that acts of God, war, riots, fire explosion, accident, flood, or any other cause beyond the reasonable control of such party that renders such performance possible.

10.3	This Agreement may not be assigned or transferred without the written consent of Canterbury.

10.4
This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements or understandings, either written or oral. Any modification, extension, or amendment of the Agreement shall not be effective unless in writing executed by both Jammin Java and Canterbury.

10.5
Any notice or other communication required pursuant to this Agreement shall be deemed to have been sufficiently given if in writing and either delivered by telefax with electronic receipt, overnight courier service against a receipt, or sent by registered mail, return receipt requested, addressed as indicated below:

JAMMIN JAVA CORP.	CANTERBURY COFFEE CORPORATION
357 South Fairfax, Suite 321	13840 Mayfield Place
Los Angeles, CA 90036	Richmond, BC V6V 2E4
Attention: Shane Whittle, CEO	Attention: Rosemarie Ho, Senior VP
Facsimile: 888-711-9873	Facsimile: 604-273-8428

IN WITNESS WHEREOF the parlies have executed this agreement as of the date set forth above.

SCHEDULE A

PRICE LIST f PRICE MANAGEMENT / ORDER MANAGEMENT

Under the Direct Distribution Arrangement, the prices for the Products shall be as shown in Column 1 and shall be FOB Canterbury Plant. Under the Broad Distribution Arrangement the prices shall be as shown in Column 2 and FOB shall be Destination Point.

Proposed Pricing*

			Column 1 Direct			Column 2 Broad
Type	Description	Unit of Measure	Total Cost per lb	Freight per lb	Admin Fee per lb	Total Cost per lb

FTCO Certified

Jammin Java		84 x85g(3.0oz)	XXX	XXX	XXX	XXX

Jammin Java Espresso		6 x 1kg	XXX	XXX	XXX	XXX

Jammin Java Decaf		84x85g (3.0oz)	XXX	XXX	XXX	XXX

Non-Certified

Jammin Java		84 x 85g (3.0oz)	XXX	XXX	XXX	XXX

Jammin Java Espresso		6 x 1kg	XXX	XXX	XXX	XXX

Jammin Java Decaf		84 x 85g (3.0oz)	XXX	XXX	XXX	XXX

* Note: Prices and product sizes shown are a guideline only and will be finalized prior to the first order.

•	F.O.B. Canterbury Richmond Plant.

•	Order Lead Time: 10 working days.

•	Prices are subject to change with 30 days written notice, when influenced by green coffee market conditions.

•	Minimum roast batch si/e, approximately XXX Ibs per SKU, roast to order.

•	Minimum shipment: XXX cases assorted products.

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MATERIAL ABOVE MARKED BY AN “X” HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
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SCHEDULE B

PACKAGING DEVELOPMENT COSTS

•	All packaging to be supplied by Canterbury,

•
Should Jammin Java elect to develop private label bags and continuous roll stock film, they shall be responsible for the cost of all artwork and plates incurred in the development of such bags and continuous roll stock film specific to Jammin Java's products. Canterbury will assist Jammin Java in recommending roll stock film manufacturers and technical details of roll stock film that conforms to Canterbury's Packaging Machinery, when required.

o	At such time, Jammin Java will be responsible for obtaining and maintaining insurance coverage for the full value of all Jammin Java owned materials provided to and stored at Canterbury's facilities.

•	All instructions with respect to packaging development and packaging changes shall be communicated to Canterbury in writing.

SCHEDULE C

The Trademark(s) are as follows:

•    Registration pending